This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated January 9, 2024 and the related Assignment Form (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction or any administrative or judicial action pursuant thereto.

Notice of Offer to Purchase for Cash

Up to 10,000,000 Shares of Common Stock of

Sinovac Biotech Ltd.  (SVA) at

$0.03 per Share

By Alternative Liquidity Index LP

Alternative Liquidity Index LP, a Delaware Limited Partnership ("Purchaser"), is offering to purchase up to 10,000,000 outstanding shares of common stock, or such lesser number of shares as may be properly tendered and not properly withdrawn (the "Shares"), of Sinovac Biotech Ltd.  , an Antigua corporation (the "Company"), at a purchase price of $0.03 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 8, 2024 (the "Offer to Purchase"), and in the related assignment form (the “Assignment Form" and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the "Offer"). Tendering shareholders whose Shares are registered in their names and who tender directly to the Purchaser, will not be obligated to pay brokerage fees or commissions or, except as set forth in the Assignment Form, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, bank or other institution should consult with such institution as to whether it will charge any service fees or commissions.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, February 21, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is not conditioned upon the tender of any minimum number of Shares; however, the Offer is conditioned upon the satisfaction or waiver (where applicable) of a number of conditions set forth in the Offer to Purchase.   The term "Expiration Date" means 11:59 PM., New York City time, on February 21, 2024, unless Purchaser shall have extended the period during which the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.  Subject to the terms set forth in the Offer to Purchase and applicable law, Purchaser expressly reserves the right, at any time, in its sole discretion, to waive, in whole or in part, any condition of the Offer, or to modify the terms of the Offer. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser may be required, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to extend the Offer for up to an additional 10 business days. The information required to be disclosed pursuant to the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. Any extension, delay, waiver or material amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the otherwise scheduled Expiration Date in accordance with applicable law. Presently, the Purchaser does not anticipate a subsequent offering period.

The Offer is not made for the purpose of acquiring or influencing control of the business of the Company. In order to tender Shares, the documents, signatures or information described in the Offer to Purchase must be received by the Purchaser at or prior to the Expiration Date. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after the date that is two weeks following the Expiration Date, as the same may be extended, unless such Shares have already been accepted for payment, in each case pursuant to the procedures described in the Offer to Purchase. If, as of the Expiration Date, more than 10,000,000 Shares are validly tendered and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only 10,000,000 Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares.

The Offer has been commenced without obtaining the prior approval or recommendation of the board of directors of the Company. Neither the approval nor the recommendation of the Company's board of directors is required under applicable law for this tender offer transaction to be commenced or completed.

Under no circumstances will interest on the Purchase Price for Shares be paid to the shareholders of the Company, regardless of any delay in payment for such Shares.

The receipt of cash as payment for the Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer, see the Offer to Purchase. Each holder of Shares should consult his, her or its own tax advisor regarding the United States federal income tax consequences of the Offer in light of his, her or its particular circumstances, as well as any federal estate, gift or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The Offer to Purchase and the related Assignment Form contain important information which should be read before any decision is made with respect to the Offer.  Questions regarding the Offer and requests for copies of the Offer to Purchase, the Assignment Form and all other tender offer materials may be directed to Alternative Liquidity Index LP at (888) 884-8796 or info@alternativeliquidity.net, and copies will be furnished promptly at Purchaser's expense.